UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	September 20, 2010

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 ASH STREET, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 2.06.  Material Impairments

As described in Item 8.01 of this Current Report, Sempra Energy expects in the third quarter of 2010 to reduce the carrying value of its investment in RBS Sempra Commodities resulting in an after-tax charge ranging from $50 million to $150 million. The impairment charge will not result in any cash expenditures.

Item 8.01.  Other Events

On September 20, 2010, RBS Sempra Commodities entered into an agreement to sell its U.S. retail commodity marketing business, Sempra Energy Solutions, to Noble Group Ltd. for $317 million in cash, plus assumption of $265 million in debt. RBS Sempra Commodities is a joint venture of Sempra Energy and The Royal Bank of Scotland.

Completion of the transaction will require regulatory approvals from the Federal Energy Regulatory Commission and under the Hart-Scott-Rodino Act and is expected to close in the fourth quarter 2010.

The transaction is part of a program to sell all of RBS Sempra Commodities’ businesses. The first phase of the sales program was completed in July 2010, with the sale to JP Morgan Chase & Co. of the joint venture’s global metals and oil businesses, as well as the European natural gas and power businesses, for approximately $1.6 billion.

RBS Sempra Commodities also is in advanced negotiations for the sale of its North American wholesale power and natural gas business and related assets, the last of the joint venture’s remaining business and assets. These are expected to be sold at a discount to book value.

Sempra Energy expects its share of the proceeds from the sales of all of the joint venture’s businesses and related cash distributions to total $1.8 billion to $1.9 billion. These distributions are net of expected transactional transition costs and are not expected to fully recover the goodwill included in the carrying value of Sempra Energy’s investment in the joint venture. Accordingly, Sempra Energy also expects in the third quarter of 2010 to reduce its investment in RBS Sempra Commodities resulting in an after-tax charge ranging from $50 million to $150 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: September 20, 2010	By: /s/ Joseph A. Householder
Joseph A. Householder Senior Vice President, Controller and Chief Accounting Officer